Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES COMPLETION OF MERGER WITH RELIANT BANCORP, INC. AND RELIANT BANK

GREENVILLE, SC – January 3, 2022 – United Community Banks, Inc. (NASDAQ: UCBI) (United) has completed its merger, effective January 1, 2022, with Reliant Bancorp, Inc. (NASDAQCM: RBNC) (Reliant), including its wholly-owned subsidiary, Reliant Bank, which was merged with and into United’s bank subsidiary, United Community Bank, and will now operate under the United brand.

Reliant has a highly-valued franchise built upon providing outstanding service and developing deep and long-lasting relationships with its customers in the middle Tennessee market. Reliant operates with a 24-branch network primarily in the Nashville area, as well as Clarksville and Chattanooga. Additionally, Reliant operates a manufactured housing finance group based in Knoxville. As of September 30, 2021, Reliant reported total assets of $3.0 billion, total loans of $2.5 billion, and total deposits of $2.5 billion.

“We are excited and honored to welcome this group of outstanding bankers to the United team. Reliant shares our passion for providing a high level of community partnerships and involvement, employee satisfaction, and customer service,” said Lynn Harton, Chairman and Chief Executive Officer of United. “Chairman and Chief Executive Officer DeVan Ard founded Reliant in 2006 and has led the company’s success by focusing on relationship banking in one of the Southeast’s best markets, and we look forward to continuing to execute and expand on this strategy together.”

Mr. Ard stated, “We are excited that by joining United, we are able to continue with the community service and relationship banking principles that built this company. We have tremendous momentum and know that this will continue, and that future growth opportunities will accelerate with United. It is clear to me that we share a common culture, values, and approach to serving our customers and communities. Together we will now be able to better serve our customers with a larger balance sheet and expanded products and services, which provides a tremendous opportunity to grow in Nashville and other key markets in Tennessee. I am very proud to be a part of the United team and to lead that effort as the State President in Tennessee for United.”

D.A. Davidson & Co., Morgan Stanley & Co. LLC and Piper Sandler & Co. acted as financial advisors to United, and Nelson Mullins Riley & Scarborough LLP served as United’s legal advisor. Raymond James & Associates, Inc. and Credit Suisse Securities (USA) LLC served as financial advisors to Reliant, and K&L Gates LLP served as Reliant’s legal advisor.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQGS: UCBI) provides a full range of banking, wealth management and mortgage services for relationship-oriented consumers and business owners. The company, known as “The Bank That SERVICE Built,” has been recognized nationally for delivering award-winning service. Following the January 1, 2022 acquisition of Reliant and the October 1, 2021 acquisition of Aquesta Financial Holdings, Inc., United has approximately $23.5 billion in assets and 196 offices in Florida, Georgia, North Carolina, South Carolina and Tennessee along with a national SBA lending franchise and a national equipment lending subsidiary. In 2021, J.D. Power ranked United highest in customer satisfaction with retail banking in the Southeast, marking seven out of the last eight years United earned the coveted award. United was also named one of the "Best Banks to Work For" by American Banker in 2021 for the fifth year in a row based on employee satisfaction. Forbes included United in its inaugural list of the World’s Best Banks in 2019 and again in 2020. Forbes also recognized United on its 2021 list of the 100 Best Banks in America for the eighth consecutive year. United also received five Greenwich Excellence Awards in 2020 for excellence in Small Business Banking, including a national award for Overall Satisfaction. Additional information about United can be found at www.ucbi.com.

Caution About Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In general, forward-looking statements usually may be identified through use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, and include statements related to expected returns and other benefits of the merger to shareholders, expected improvement in operating efficiency resulting from the merger, estimated expense reductions resulting from the merger and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the merger on United’s capital ratios. Forward-looking statements are not historical facts and represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger of customer, supplier, employee or other business partner relationships, (3) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the merger, (4) risks relating to the integration of Reliant’s operations into the operations of United, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (5) risks associated with United’s pursuit of future acquisitions, (6) the risks associated with expansion into new geographic or product markets, and (7) general competitive, economic, political and market conditions. Further information regarding additional factors which could affect the forward-looking statements can be found in the cautionary language included under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in United’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents subsequently filed by United with the U.S. Securities and Exchange Commission.

Many of these factors are beyond United’s and Reliant’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this communication, and neither United nor Reliant undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for United or Reliant to predict their occurrence or how they will affect United or Reliant.

United and Reliant qualify all forward-looking statements by these cautionary statements.